EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PACCAR Earns Record Annual Profit and Revenue

Capital Investments Drive Global Growth

January 30, 2007, Bellevue, Washington — “PACCAR Inc achieved record revenues and net income for 2006,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR has achieved 68 consecutive years of net profitability in the company’s remarkable 101-year history and continues to build on its exceptional reputation as a leading global technology company.  PACCAR’s balanced global diversification, world-class information technology, growing financial services companies and superior quality products have generated excellent financial returns.  The strength of the company is a direct reflection of the unparalleled innovation and dedication of our 21,000 employees worldwide.”

“PACCAR’s profitability has enabled it to systematically increase its technology investment in all facets of the business, including product design and development, customer sales, supply chain management, manufacturing and assembly, financial services, and aftermarket support programs,” noted Pigott.  “PACCAR sells its products into over 100 countries.  In 2006, over 48 percent of company revenues and 47 percent of profits were generated from non-U.S. operations.  In addition, PACCAR Financial achieved a record $4.2 billion in new loan and lease volume and the Parts and Service business surged to nearly $2 billion in sales for 2006.”

Record Net Income and Revenue

PACCAR net earnings increased 22 percent to $380.5 million ($1.52 per diluted share) for the fourth quarter 2006 compared to the $312.9 million ($1.22 per diluted share) earned in the fourth quarter of 2005.  Fourth quarter net sales and financial service revenues were a record $4.23 billion, 16 percent higher than the $3.64 billion reported for the comparable period in 2005.  The company’s 2006 fourth quarter after-tax return on revenue (ROR) was 9.0 percent.  The fourth quarter is the twentieth consecutive quarter of year-over-year earnings growth.

For the full-year 2006, consolidated net sales and financial service revenues were a record $16.45 billion, an increase of 17 percent from $14.06 billion in 2005.  Record net income during 2006 of $1.496 billion ($5.95 per diluted share) increased 32 percent versus the $1.133 billion ($4.37 per diluted share) earned during 2005.  Included in PACCAR’s net income for 2005 was a onetime charge of $64 million ($0.25 per diluted share) for income taxes associated with the repatriation of $1.5 billion of foreign earnings.  Cash dividends of $2.77 per share were declared during 2006, including a special dividend of $2.00.  During the last decade, PACCAR’s dividend has increased 640 percent and the company’s dividend yield of 4.3 percent places it in the top 5 percent of S&P 500 companies.

PACCAR Delivers Excellent Shareholder Return
Board Authorizes Share Repurchase

PACCAR’s return on beginning shareholder equity (ROE) was a record 38.3 percent in 2006 compared with 30.1 percent in 2005.  PACCAR’s total shareholder return was 47.2 percent in 2006.  In the last ten years, PACCAR shareholder return has averaged 25.4 percent per year, exceeding the S&P 500 Index for the previous one-, five- and ten-year time periods.  The company’s ten-year compound annual growth rate (CAGR) in revenues is 13.6 percent and net income is 22.2 percent, significantly higher than the company’s peer group and the S&P 500.

On December 5, 2006, PACCAR’s Board of Directors approved the repurchase of an additional $300 million of the company’s common stock.  “The stock repurchase program reflects the Board’s confidence in PACCAR’s global business strategy and the company’s ability to consistently deliver outstanding earnings and cash flow,” said Mike Tembreull, vice chairman.  During 2006, the company repurchased 6.24 million of its common shares (split adjusted) for an investment of $302 million (including 32,900 shares repurchased in the fourth quarter of 2006 for $2.1 million).

Operating Highlights — 2006

During 2006 PACCAR achieved a number of milestones, including:

•                                PACCAR delivered a record 166,800 commercial vehicles worldwide.

•                                PACCAR Financial Services increased its portfolio to 158,300 trucks and trailers, up 9.6 percent.

•                                The DAF XF105 was recognized as the International Truck of the Year 2007 — the third time in ten years DAF’s premium products have earned this distinction.

•                                For the second year in a row, Kenworth Truck Company earned three J.D. Power awards ranking highest in customer satisfaction among Class 8 truck owners in the Over the Road, Pickup and Delivery, and Dealer Service categories.*

•                                Peterbilt Motors ranked highest in customer satisfaction among Conventional Medium-Duty Trucks in the 2006 J.D. Power Medium-Duty Truck Customer Satisfaction Studysm*.

•                                PACCAR and Formosa Plastics Group began assembling DAF vehicles in Taiwan, an important step in the company’s expansion into Asia.

•                                PACCAR announced it is opening a new sales and sourcing office in Shanghai, China.  The office will focus on purchasing production parts for worldwide operations, as well as the sale of PACCAR powertrain components to customers in Asia.

•                                The U.S. Department of Commerce awarded PACCAR the prestigious National Medal of Technology for 20 years of industry leadership in pioneering research and development of aerodynamic, fuel-efficient commercial vehicles.

•                                Kenworth’s factory in Chillicothe was named Quality Magazine’s “Large Plant of the Year.”

•                                The PACCAR Foundation contributed over $10 million to support education, social services and the arts in communities in which PACCAR has major facilities.

Financial Highlights — Fourth Quarter 2006

•                                Record consolidated sales and revenues of $4.23 billion, up 16 percent.

•                                Record fourth quarter after-tax profit of $380.5 million, up 22 percent.

•                                After-tax return on revenues (ROR) of 9.0 percent.

•                                Record fourth quarter earnings per share (EPS) of $1.52, up 25 percent.

Financial Highlights — Full-Year 2006

For the full-year 2006, financial highlights include:

•                                Record consolidated sales and revenues of $16.45 billion, up 17 percent.

•                                Record after-tax profit of $1.496 billion, up 32 percent.

•                                Record after-tax return on shareholder’s equity (ROE) of 38.3 percent.

•                                SG&A expense ratio at a record low of 3.0 percent of sales.

•                                Contributions of $150 million, in cash, were made to the company’s fully-funded pension plans.

New PACCAR Engine Facility and Technology Center

PACCAR recently announced plans to build a $400 million engine manufacturing and assembly facility in the Southeast United States. Construction of the 400,000-square-foot facility will begin in mid-2007 and is due to be completed in 2009.  This investment will enable the company to manufacture its 12.9L and 9.2L PACCAR engines for use in Kenworth, Peterbilt and DAF vehicles throughout the world.

“This investment in PACCAR’s newest and most technologically advanced facility, including a Technology Center, is a further example of PACCAR’s commitment to maintain its product leadership,” said Jim Cardillo, executive vice president.  “PACCAR has invested over $2.8 billion over the past decade to develop the industry’s highest-quality products and expand its leading manufacturing and technology platforms.”

PACCAR’s manufacturing facility and Technology Center will open in 2009.

Manufacturing Efficiency, Capital Investments, Environmental Leadership Set New Benchmark

“PACCAR’s steady capital investment in its global manufacturing facilities has delivered annual productivity improvements of 5-7 percent and industry-leading product quality,” commented Dan Sobic, senior vice president.  “During 2007, PACCAR will concentrate investment in three primary business segments:  engine development, new product introductions and global customer service.  Delivering the highest-quality products in the marketplace and enhancing PACCAR’s leadership as the low-cost manufacturer is a real benefit to our customers and dealer network.”

“PACCAR’s development of hybrid vehicle technologies, energy management systems, lightweight composite materials and telematics services are supported by the company’s record capital investments of $312 million,” noted George West, vice president. “PACCAR is increasing its capital investment and R&D programs in 2007 as well as accelerating new product development, increasing production capacity and enhancing the company’s information technology and environmental initiatives.”  Examples of recently completed and in-progress projects include:

•                                Diesel-electric hybrid technology, estimated to deliver 30 percent better fuel economy, will be introduced in PACCAR medium-duty vehicles during 2008.  Onboard energy management systems for over-the-road vehicle applications are being developed for introduction in 2007.  Kenworth will begin production of its new aerodynamic Model T660 in February.

•                                DAF Trucks is investing $60 million in the construction of a new 76,000-square-foot engine test facility.  When completed in the fourth quarter of 2007, the innovative test cells will be able to provide 20 percent of DAF’s electrical power at its main production site in Eindhoven, the Netherlands.

•                                Kenworth Truck Company is completing a 30 percent capacity expansion of its Chillicothe, Ohio, facility and is implementing new lean manufacturing platforms such as robotic paint software and Radio Frequency Identification (RFID) tag systems.

•                                PACCAR Mexico recently completed construction of a $74 million assembly facility, expanding capacity by 50 percent. The new facility, which includes the latest in assembly technologies such as automated assembly processes and parts logistics systems, will meet increased demand for Kenworth trucks in Mexico and export markets.

•                                PACCAR Parts is nearing completion of a new 260,000-square-foot parts distribution center in Oklahoma City, and plans to build a state-of-the-art distribution center near Budapest, Hungary.  “Upon completion of these new facilities, PACCAR will operate 13 parts distribution centers which will support annual parts growth of 10-15 percent,” said Rick Gorman, vice president/general manager.

PACCAR Parts new 260,000 sq.-ft. Distribution Center

Oklahoma City, Oklahoma.

PACCAR Achieves Record Market Share in Robust Global Truck Markets

During 2006, industry truck sales in Western Europe above 15 tonnes were a record 268,000 units and are expected to remain strong at 250,000-270,000 units for 2007.  “DAF has increased profit and market share for seven consecutive years due to its premium products, industry-leading aftermarket programs, comprehensive financial services and a growing independent dealer network,” said Aad Goudriaan, DAF Trucks president.  “DAF’s market share above 15 tonnes in 2006 was a record 14.5 percent versus 13.7 percent in 2005.  DAF’s long-term goal is to achieve over 20 percent market share.”

DAF’s geographic coverage has expanded considerably over the past decade, with nearly 20 percent of DAF’s sales originating outside its traditional Western European market.  DAF is a market leader in Central Europe with a significant presence in Poland, Romania, Hungary and the Czech Republic.  In addition, DAF has developed export programs to serve customers in Asia, Africa, the Middle East, North America and Australia.

U.S. and Canadian Class 8 industry truck retail sales are forecast to be 200,000-230,000 units in 2007 compared to sales of 320,000 during 2006.  “Record industry truck sales during 2006 were driven by strong replacement demand, healthy freight volumes and accelerated buying ahead of the 2007 change in emissions regulations,” noted Tom Plimpton, president.  “Many PACCAR customers achieved record profitability during 2006, enhanced by Kenworth and Peterbilt vehicles that delivered exceptional quality, superior driver retention and excellent life-cycle economics.”   In the U.S. and Canada, Kenworth and Peterbilt achieved a record 25.3 percent Class 8 retail market share in 2006, compared to 23.1 percent posted during 2005.

Financial Services Achieves Record Earnings of $247.4 million

PACCAR Financial Services has a portfolio of 158,300 trucks and trailers and total assets of $9.8 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of 28,500 vehicles.

Fourth quarter pretax income of $66.2 million jumped 19 percent from $55.5 million earned in the fourth quarter of 2005.  Fourth quarter revenues increased to a record $260.7 million compared to $209.5 million in the same quarter of 2005.  Yearly pretax income surged 24 percent to a record $247.4 million compared to $199.9 million in 2005.  Full-year revenues in 2006 increased 25 percent to a record $950.8 million from $759.0 million last year.

“PACCAR Financial Services (PFS) profitably supports the sale of PACCAR vehicles in 17 countries with an extensive array of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “A growing asset base, robust economic environments and consistent finance margins have contributed to year-on-year profit growth.  PACCAR Financial Europe (PFE) offers competitive financing programs in 13 countries and manages a portfolio of more than 35,000 trucks and trailers.  Total assets at PFE grew to $2.25 billion in 2006, up 22 percent from $1.85 billion in 2005, by delivering customized financial solutions to DAF dealers and their customers.  During 2006, PFE established financing operations in Hungary and the Czech Republic.”

“PACCAR Leasing achieved its thirteenth consecutive year of record profits during 2006,” said Ron Armstrong, vice president.  “The PacLease network grew to 281 locations in North America and an increasing number of customers recognize the benefits of high-quality PACCAR vehicles operating under the PacLease umbrella.  PACCAR’s excellent AA- credit rating from Standard & Poor’s gives PACCAR Financial and PacLease a competitive advantage by lowering borrowing costs in the capital markets.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services, information technology and distributes truck parts related to its principal business.  PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter and full-year 2006 earnings on January 30, 2007, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through February 6, 2007.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*                 J.D. Power and Associates 2006 Heavy Duty Truck Studysm and J.D. Power and Associates 2006 Medium Duty Truck Customer Satisfaction Studysm.  For more information please go to www.jdpower.com.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts*)

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
Truck and Other:
Net sales and revenues	$3,968.3	$3,425.5	$15,503.3	$13,298.4
Cost of sales and revenues	3,382.0	2,931.9	13,199.7	11,340.5
Selling, general and administrative	123.5	114.1	457.3	429.9
Interest and other (income) expense, net	(1.6)	2.2	(0.3)	11.2
Truck and Other Income Before Income Taxes	464.4	377.3	1,846.6	1,516.8
Financial Services:
Revenues	260.7	209.5	950.8	759.0
Interest and other	158.0	122.6	573.7	433.8
Selling, general and administrative	25.0	21.9	95.9	84.9
Provision for losses on receivables	11.5	9.5	33.8	40.4
Financial Services Income Before Income Taxes	66.2	55.5	247.4	199.9
Investment income	25.4	17.0	81.3	56.9
Total Income Before Income Taxes	556.0	449.8	2,175.3	1,773.6
Income taxes (a)	175.5	136.9	679.3	640.4
Net Income	$380.5	$312.9	$1,496.0	$1,133.2

Net Income Per Share:
Basic	$1.53	$1.23	$5.98	$4.40
Diluted	$1.52	$1.22	$5.95	$4.37
Weighted Average Shares Outstanding:
Basic	248.7	254.3	250.1	257.6
Diluted	250.1	255.8	251.4	259.2
Dividends declared per share	$2.20	$1.50	$2.77	$1.91

*                    All share and per share amounts adjusted to reflect a 50% stock dividend paid on August 10, 2006.

(a)          Income taxes for the year ended December 31, 2005 included a $64.0 provision for repatriation of foreign earnings.

PACCAR Inc
CONDENSED BALANCE SHEETS
(in millions)

	December 31
	2006	2005
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,628.0	$2,215.8
Trade and other receivables, net	665.0	582.2
Inventories	693.7	495.5
Property, plant and equipment, net	1,347.2	1,143.0
Equipment on operating leases and other	962.3	923.0
Financial Services Assets	9,811.2	8,355.9
	$16,107.4	$13,715.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,101.7	$2,589.3
Dividend payable	497.0	338.7
Long-term debt	20.2	28.8
Financial Services Liabilities	8,032.3	6,857.5
STOCKHOLDERS’ EQUITY	4,456.2	3,901.1
	$16,107.4	$13,715.4
Common Shares Outstanding	248.5	253.3

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
United States	$2,125.3	$1,833.9	$8,496.5	$7,161.8
Europe	1,214.9	1,080.0	4,589.8	4,096.2
Other	888.8	721.1	3,367.8	2,799.4
	$4,229.0	$3,635.0	$16,454.1	$14,057.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Year Ended December 31	2006	2005
OPERATING ACTIVITIES:	$1,496.0	$1,133.2
Net income
Depreciation and amortization:	163.4	133.3
Property, plant and equipment
Equipment on operating leases and other	271.2	236.8
Net change in wholesale receivables on new trucks	(64.6)	(398.9)
Net change in sales-type finance leases and dealer direct loans on new trucks	(232.4)	(194.3)
All other operating activities	219.1	76.7
Net Cash Provided by Operating Activities	1,852.7	986.8

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(312.0)	(300.4)
Acquisition of equipment for operating leases	(642.3)	(548.1)
Net change in financial services receivables	(802.2)	(759.4)
Net change in marketable securities	(232.8)	(37.3)
All other investing activities	163.2	142.6
Net Cash Used in Investing Activities	(1,826.1)	(1,502.6)

FINANCING ACTIVITIES:
Cash dividends paid	(530.4)	(496.9)
Purchase of treasury stock	(312.0)	(367.2)
Stock option transactions	37.7	11.9
Net change in financial services debt	847.2	1,573.2
Net Cash Provided by Financing Activities	42.5	721.0
Effect of exchange rate changes on cash	84.5	(121.0)
Net Increase in Cash and Cash Equivalents	153.6	84.2
Cash and cash equivalents at beginning of period	1,698.9	1,614.7
Cash and cash equivalents at end of period	$1,852.5	$1,698.9

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